                                                                 Exhibit (e)(13)

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("the Agreement") is made and entered into
                                         ---------
this 16th day of August, 2001, by and between HeadHunter.Net, Inc., a Georgia corporation ("HeadHunter"), and Craig Stamm ("Employee"), a resident of the
                                              --------
state of Georgia.

                                   Witnesseth:
                                   ----------

        WHEREAS, HeadHunter desires to employ/continue to employ Employee in the capacities and on the terms and conditions set forth below and Employee desires to continue employment with HeadHunter on the terms and conditions set forth below;

        WHEREAS, Employee will have knowledge and access to knowledge and information regarding HeadHunter's trade secrets and confidential information, by virtue of his employment with HeadHunter, which if used by Employee, in contravention of this Agreement, would materially, adversely and irreparably damage HeadHunter;

         NOW THEREFORE, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

         1. Offer and Acceptance of Employment. As of the date of this
            ----------------------------------
Agreement, as set forth above (the "Effective Date"), Employee shall continue to serve as the Chief Financial Officer of HeadHunter, though this position and title may be changed at any time by HeadHunter as HeadHunter or its needs grow or change. HeadHunter agrees to employ Employee and Employee accepts such employment for the period beginning as of the Effective Date and ending on March 31, 2002 (the "Term"), unless otherwise terminated pursuant to Section 4 herein. Employee agrees to accept such employment and to perform the duties and services specified herein, upon the terms and conditions hereinafter stated.

         2. Duties. Employee agrees to discharge faithfully, diligently and to
            ------
the best of his ability during the term hereof the duties normally incidental to the position of Chief Financial Officer. Employee agrees to serve in such other capacity and perform such other duties as HeadHunter may reasonably direct from time to time. Employee agrees that, during the term of this Agreement, Employee will devote Employee's entire business time, skill, energy, knowledge and best efforts to the business and affairs of HeadHunter, subject to Employee continuing to serve as advisor and/or director for non-competitive companies and subject to Employee being allowed reasonable time to conduct interviewing activities for employment. During his employment with HeadHunter, Employee will not engage, directly or indirectly, in any other business, whether or not similar to that of HeadHunter, except with the written consent of the Board. Employee shall be expected to commit whatever time is necessary for the normal responsibilities of HeadHunter's management.

         3.       Compensation.
                  -------------

                  3.1 Base Salary. While employed hereunder, Employee shall be
                      -----------
paid a salary at the annual rate of One Hundred Seventy Five Thousand Dollars ($175,000), less withholding for taxes and deductions for other appropriate items ("Base Salary"). Employee's Base Salary shall be paid in approximately equal semi-monthly installments.

                  3.2 Bonus. In addition to the Base Salary, while employed
                      -----
hereunder when earned, Employee shall be eligible to receive a bonus of up to Twelve Thousand Five Hundred Dollars ($12,500) per quarter, for the quarters ending September 30, 2001 and December 31, 2001, in accordance with and pursuant to the terms and conditions set forth in the Standard Executive Incentive Bonus Plan as modified by this Agreement. Employee shall be eligible for the bonuses set forth herein, only if he is employed by HeadHunter during the entire respective quarter, earns such bonus, and otherwise complies fully with this Agreement; provided, however, that Employee shall be eligible to receive a bonus for the quarter ending March 31, 2002, if he remains employed during the entire quarter, and executes a Separation Agreement and General Release, substantially similar in form to that attached hereto as Exhibit A.

                  3.3 Benefits. During the Employment Period, Employee shall be
                      --------
eligible to participate in employee benefit plans made available to the majority of similarly situated employees of HeadHunter, subject to the terms, conditions and eligibility requirements of each benefit plan.

         4.       Term and Separation.  Notwithstanding  anything contained
                  -------------------
herein to the contrary, this Agreement may be terminated at any time by either party for any reason in accordance with the following terms:

                  4.1 Termination Upon Death or Total Disability. This agreement
                      ------------------------------------------
shall terminate immediately upon Employee's death. This Agreement may also be terminated by HeadHunter by reason of "Total Disability" upon at least thirty
(30) days' notice to Employee. As used herein, "Total Disability" means illness or other physical or mental disability of Employee which shall continue for a period of at least one hundred and eighty (180) days in the aggregate during any twelve (12) month period during Employee's employment with HeadHunter, which such illness or disability shall make it impossible or impracticable for Employee to perform Employee's duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement arises between Employee and HeadHunter as to whether Employee is suffering from "Total Disability", as defined herein, the question of Employee's disability shall be determined by a physician designated by a majority of HeadHunter's Board of Directors. In the event of Employee's death or Total Disability, HeadHunter shall be obligated to pay to Employee's estate Employee's Base Salary through the Term and shall pay Employee's estate the Severance Payment referenced in Section 4.3 yet shall otherwise have no other payment obligation or other liability to Employee or his estate under this Agreement.

                  4.2 Termination For Cause. HeadHunter may, with written notice
                      ---------------------
to Employee, discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate, other than the obligation to pay to Employee his base salary accrued to the date of termination and accrued but unused vacation. For purposes of this Agreement, a discharge for "Cause" shall mean a discharge resulting from a determination by HeadHunter that
Employee:

                           (a)      has failed or refused to perform his duties
under this Agreement or to obey lawful directives from the Board of Directors of HeadHunter or its designee(s);, if not remedied within ten (10) business days after HeadHunter's providing written notice thereof which notice must identify in detail the alleged failure and a reasonable cure ("Written Notice") or if the failure or refusal occurs after one (1) such notice has been provided;

                           (b)      has failed to abide by HeadHunter policies,
rules, procedures or directives, if not remedied within ten (10) business days after HeadHunter's providing Written Notice thereof or if the failure occurs after one (1) such notice has been provided;

                           (c)      has acted in a grossly negligent manner, or
has engaged in intentional misconduct with respect to HeadHunter which results or could have resulted in material harm to HeadHunter or to its reputation or standing among customers, suppliers, employees or other business relationships;

                           (d)      has  committed or been convicted of, or
plead guilty or nolo contendere (or any similar plea or admission) to, a felony
                ---------------
or a criminal act involving fraud, dishonesty or other moral turpitude;

                           (e)      has engaged in the use of drugs or alcohol
while on HeadHunter property or during regular business hours;

                           (f)      has engaged in employee misconduct,
including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, intentional violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non-competition, non-solicitation or confidentiality agreements or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism, or other unethical activity; or

                           (g)      has breached this Agreement or any other
material written agreement between Employee and HeadHunter.

If HeadHunter terminates Employee's employment for Cause hereunder, HeadHunter shall be obligated to pay Employee's prorated Base Salary only through the actual effective date of termination and shall have no other payment obligation or other liability to Employee under this Agreement or otherwise. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

                  4.3 Termination Without Cause or at Change of Control.
                      -------------------------------------------------
HeadHunter may terminate Employee's employment at any time without Cause by providing Employee with written notice of the termination. If Employee's employment hereunder is terminated without Cause or in connection with and following a Change of Control (as defined herein), Employee shall be entitled to payment of Employee's Base Salary through the Term. In addition, if Employee executes a Separation Agreement and General Release, substantially similar in form to that attached hereto as Exhibit A, Employee shall be eligible to receive an additional payment equal to Seventy Five Thousand Dollars ($75,000) ("Severance Payment") and such payment shall be made within two (2) weeks from HeadHunter's receipt of the executed Separation Agreement and General Release. If Employee executes the Separation Agreement and General Release, HeadHunter agrees to execute the mutual release contained therein. Such release may be executed with duplicate originals. HeadHunter shall have no other payment obligation under this Agreement or otherwise. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination. As used herein, "Change of Control" shall mean a business transaction, pursuant to which all or substantially all of the stock of HeadHunter is sold or transferred to person or entity who is not an affiliate of HeadHunter, provided that such transaction is executed and closes prior to March 31, 2002 and Employee has not resigned or been terminated for Cause before March 31, 2002

                  4.4 Resignation. Employee may resign from employment hereunder
                      -----------
at any time by providing HeadHunter with written notice at least one (1) month in advance of the effective date of the resignation. HeadHunter may, at its sole discretion, elect to pay Employee salary and bonus, if applicable, in lieu of any part, or all, of the notice period and shall have no other payment obligation under this Agreement or otherwise (as long as Employee has been paid for time worked). HeadHunter will have no further obligation if Employee resigns other than to pay Employee for compensation already earned, and Employee understands and agrees that Employee will still be subject to the Section 5 of this Agreement.

         5.       Restrictions on Conduct of Employee.
                  -----------------------------------

                  5.1 Definitions. The following capitalized terms used in this
                      -----------
Section 5 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                           "Competitive Services" means an Internet based job
and/or resume database service.

                           "Competitor" means any Person engaged, wholly or in
part, in Competitive Services.

                           "Confidential Information" means all information
regarding HeadHunter, its activities, business or clients that is the subject of reasonable efforts by HeadHunter to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by HeadHunter, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning HeadHunter; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of HeadHunter. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                           "Determination  Date" means the date of termination
of Employee's employment with HeadHunter for any reason whatsoever or any earlier date (during the Term) of an alleged breach of the restrictive covenants by Employee.

                           "Person" means any individual or any corporation,
partnership, joint venture, limited liability company, association or other entity or enterprise.

                           "Principal or Representative" means a principal,
owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                           "Protected  Customers"  means any Person to whom
HeadHunter has sold its services or solicited or attempted to sell its services during the two (2) years prior to the Determination Date.

                           "Protected  Employees" means employees of HeadHunter
who were employed by HeadHunter at any time within six (6) months prior to the Determination Date.

                           "Restricted Period" means the Employment Period and a
period of eighteen (18) months thereafter.

                           "Trade Secret" means all information, without regard
to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

                  5.2 Restrictive Covenants. The parties acknowledge: (A) that
                      ---------------------
Employee's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Employee will have substantial contacts with customers, suppliers, advertisers and vendors of HeadHunter; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that HeadHunter is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with HeadHunter during the Restricted Period; (C) that due to his management duties, Employee will be the repository of a substantial portion of the goodwill of HeadHunter and would have an unfair advantage in competing with HeadHunter; (D) that due to Employee's special experience and talent, the loss of Employee's services to HeadHunter under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Employee is capable of competing with HeadHunter; and (F) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by HeadHunter to Employee hereunder, Employee agrees as follows:

                           (a)      Restriction on Disclosure and Use of
                                    ------------------------------------
Confidential Information and Trade Secrets. Employee understands and agrees that
------------------------------------------
the Confidential Information and Trade Secrets constitute valuable assets of HeadHunter and its affiliated entities, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by HeadHunter any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of HeadHunter. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of HeadHunter to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of HeadHunter. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either HeadHunter's rights or Employee's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

         Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide HeadHunter with prompt notice of such requirement so that HeadHunter may seek an appropriate protective order prior to any such required disclosure by Employee.

                           (b)      Nonsolicitation of Protected Employees.
                                    --------------------------------------
Employee understands and agrees that the relationship between HeadHunter and each of its Protected Employees constitutes a valuable asset of HeadHunter and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not directly or indirectly on Employee's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Employee has worked, or whom Employee has supervised, to terminate his or her employment relationship with HeadHunter or to enter into employment with any other Person.

                           (c)      Restriction on Relationships with Protected
                                    -------------------------------------------
Customers. Employee understands and agrees that the relationship between
---------
HeadHunter and each of its Protected Customers constitutes a valuable asset of HeadHunter and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of HeadHunter, directly or indirectly, on Employee's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however,
                                                          -----------------
that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on HeadHunter's behalf during the twelve
(12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Employee had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on HeadHunter's behalf; (b) he was responsible for supervising or coordinating the dealings between HeadHunter and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the Protected Customer as a result of his association with HeadHunter.

The parties agree that the term and scope of the covenants set forth in this Agreement are reasonable and are necessary to protect the legitimate business interests of HeadHunter. The provisions do not prevent Employee from competing with HeadHunter with respect to any non-Internet-based business or any Internet-based business that does not engage in Competitive Services.

                  5.3      Enforcement of Restrictive Covenants.
                           ------------------------------------

                           (a)      Rights and Remedies Upon Breach.  In the
                                    -------------------------------
event Employee breaches, or threatens to commit a breach of, any of the provisions of the restrictive covenants, HeadHunter shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to HeadHunter at law or in equity:

                                    (i)     the right and remedy to enjoin,
preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without necessity of posting bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to HeadHunter and that money damages would not provide an adequate remedy to HeadHunter; and

                                    (ii)    the right and remedy to require
Employee to account for and pay over to HeadHunter all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants.

                           (b)      Severability of Covenants.  Employee
                                    -------------------------
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of HeadHunter and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         6. Notices. Any notice provided for in this Agreement must be in
            -------
writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

                  If to HEADHUNTER:
                  ----------------

                           HEADHUNTER.NET, Inc.
                           [
                                                     ]

                  If to Employee:
                  --------------

                           Craig Stamm
                           340 Redland Road
                           Atlanta, Georgia 30309

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

         7.       General Provisions.
                  ------------------

                  7.1 Severability. Whenever possible, each provision of this
                      ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid illegal or unenforceable provision had never been contained herein.

                  7.2 Complete Agreement. This Agreement embodies the complete
                      ------------------
agreement and understanding among the parties and supercede and preempt any prior understanding, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  7.3 Counterparts. This Agreement may be executed in separate
                      ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreements.

                  7.4 Successors and Assigns. Except as otherwise provided
                      ----------------------
herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, HeadHunter and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement shall not be assignable.

                  7.5 Choice of Law. This Agreement shall be deemed to be made
                      -------------
in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

                  7.6 Remedies. Each of the parties to this Agreement will be
                      --------
entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  7.7 Amendment and Waiver. The provisions of this Agreement may
                      --------------------
be amended and waived only with the prior written consent of HeadHunter and Employee.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                           HEADHUNTER.NET, INC.

                           By:   /s/ Robert M. Montgomery
                                -----------------------------------------------
                           Its:  CEO
                                -----------------------------------------------


                                /s/ Craig Stamm
                                -----------------------------------------------
                                Craig Stamm





                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

                                  ATTACHMENT A

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is entered into by and between _____________. ("Company") and _______ ("Employee") this ___ day of ____, 200_.

         WHEREAS, Employee's employment with Company terminated effective
          _______;

         WHEREAS, Company and Employee desire in this Agreement to resolve all issues between them including, without limitation, issues relating to or arising from (i) the formation of the employment relationship, (ii) Employee's employment with Company, and (iii) termination of the employment relationship between Employee and Company;

         NOW THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       TERMINATION OF EMPLOYMENT.
         -------------------------

         Employee acknowledges that his employment relationship with Company and its affiliates terminated on _________, and that, upon receipt of the Base Salary (less standard deductions) through the Term and any Bonus earned (as those capitalized terms are defined in the Employment Agreement), he has been paid all compensation due him through the date of the termination of his employment, whether in the form of salary, bonus or benefits of employment, and that there are no longer any agreements in effect between Employee and Company except for this Agreement and the post-termination or resignation obligations contained [in paragraphs _ of the Employment Agreement dated ___], which shall remain in full effect as written therein.

2.       SEVERANCE COMPENSATION.
         -----------------------

         In consideration of Employee's promises, covenants and releases set forth in this Agreement, Company hereby agrees to pay to Employee a sum equal to the Severance Payment (as defined in the Employment Agreement dated _____, payment to be made within two (2) weeks from Company's receipt of an original counterpart of this Agreement properly executed by Employee.

         Employee agrees he is not entitled to receive, and will not claim, any additional compensation, wages, bonuses or benefits, other than what is expressly set forth herein, and hereby expressly waives any right to additional compensation, wages, bonuses, and benefits. Employee further acknowledges and agrees that the consideration from Company described herein constitutes consideration to which he is otherwise not entitled unless he signs this Agreement, and that such additional consideration is given in exchange for Employee signing this Agreement.

3A.      RELEASE AND COVENANT NOT TO SUE BY EMPLOYEE.
         -------------------------------------------

         In consideration of Company's promises and covenants herein, Employee, for himself, his heirs, executors, administrators and assigns, now and forever, hereby releases and discharges Company, its affiliates, subsidiaries, shareholders, directors, officers, agents, employees, attorneys, successors and assigns (hereinafter "Company Releasees") from all liabilities, claims, allegations and causes of action whatsoever, known or unknown, suspected or unsuspected, that Employee may now have or may later claim to have had arising out of anything that has occurred up through the date hereof, including, but not by way of limitation, claims relating to or arising from (i) the formation of the employment relationship, (ii) Employee's employment with Company, or (iii) termination of the employment relationship; provided, however, that Employee reserves and does not waive or release any rights he may have under this Agreement or to receive benefits under any Company insurance or other benefit plans that either have accrued or vested prior to the date hereof. Without limiting the generality of the foregoing, Employee hereby releases any claim or suit for wrongful discharge or any claim under either state or federal employment or discrimination laws, including without limitation Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq., The Americans with Disabilities Act, 42 U.S.C. ss.12101 et seq., the Equal Pay Act, 29 U.S.C. ss.ss.201, the Fair Labor Standards Act, and the Family and Medical Leave Act, and any other state or federal law or regulation relating to employment discrimination, emotional and/or mental distress, defamation, privacy, breach of contract, and/or workers' compensation, as well as any claims or causes of action based on, or arising out of prior agreements between Employee and Company. Employee shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim, or proceeding in or before any court, regulatory, governmental, arbitral or other authority against Company Releasees by naming or joining such Company Releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby.

3B.      RELEASE AND COVENANT NOT TO SUE BY COMPANY

         In consideration of Employee's promises and covenants herein, Company, for itself, its successors and assigns, now and forever, hereby releases and discharges Employee, and Employee's heirs, attorneys, successors and assigns (hereinafter "Employee Releasees") from all liabilities, claims, allegations and causes of action whatsoever, known or unknown, suspected or unsuspected, that Company may now have or may later claim to have had arising out of anything that has occurred up through the date hereof, including, but not by way of limitation, claims relating to or arising from (i) the formation of the employment relationship, (ii) Company's employment of Employee, or (iii) termination of the employment relationship. Company shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim, or proceeding in or before any court, regulatory, governmental, arbitral or other authority against Employee Releasees by naming or joining such Employee Releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby.

4.       NO PRIOR ASSIGNMENTS.
         --------------------

         Employee hereby represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to any person or entity any claim or matter herein released, disclaimed, discharged or terminated by Employee. In the event of such assignment or transfer of any claims or other matters herein released, disclaimed, discharged or terminated, Employee agrees to indemnify and hold harmless Company from and against any liability or loss, and for any cost or expense, including attorneys' fees, or judgment or settlement arising out of or occasioned by any such assignment or transfer.

5.       EFFECTIVE DATE AND BREACH
         -------------------------

         This Agreement shall become effective and enforceable immediately following the date of execution of this Agreement. The Agreement may not be revoked after that time. Employee agrees that if he ever attempts to rescind, revoke or annul this Agreement after the date of execution or if he attempts at any time to make, assert or prosecute any claim(s) covered by the release and covenant not to sue contained in Paragraph 3 above, he will, prior to filing or instituting such claim(s), return to Company any all payments already received by him under this Agreement, plus interest at the highest legal rate, and, if Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim brought by Employee, he will pay Company's attorney's fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recission or annulment. Nothing in this Agreement shall limit Company's rights to seek and obtain other remedies for breach of this Agreement.

6.       COMPANY PROPERTY.
         ----------------

         Employee agrees that he will not retain or destroy, and will immediately return to Company, any and all property of Company in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment provided for his use, all files and documents relating to Company and its business, together with all written or recorded materials, documents, computer disks, plans, records or notes or other papers belonging to Company. Employee further agrees not to make, distribute or retain copies of any such information or property.

7.       TAXES.
         -----

         Employee acknowledges that he is not relying on any representation or warranties by Company regarding tax liability associated with any payments made pursuant to this Agreement. Employee recognizes that he is responsible for any personal or federal state tax liability that could arise as a result of the aforementioned monetary payments to him. Employee further agrees to indemnify and hold harmless Company for any personal tax, interest or penalties assessed as a result of the payments made hereunder.

8.       NONDISPARAGEMENT
         ----------------

         The parties agree that each shall not for a period of one (1) year after the date of this Agreement make derogatory reference to the character or to the quality or propriety of the skills or business of the other party, any of the Other Party Releasees, or any of the employees of the Company or of the Company Releasees, and specifically agrees that each party will not publish, assert, repeat or disseminate to any third party any statement directly or indirectly accusing the other party or any of the Other Party Releasees, or any of the employees of the Company or of the Company Releasees, of unethical behavior or improper practices based upon any occurrence, action or omission occurring prior to, or at the time of execution of this Agreement.

9.       MISCELLANEOUS.
         -------------

         9.1 Severability. If any term, provision, covenant or condition of this
             ------------
Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in full force and effect and shall be in no way affected, impaired or invalidated, and the provision in question shall be modified, as appropriate, by a court of appropriate jurisdiction so as to be rendered enforceable.

         9.2 Entire Agreement. This Agreement constitutes the sole understanding
             ----------------
of the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement supersedes all prior agreements and understandings related to the subject matter hereof. Employee agrees that he has not relied on any representations, promises or agreements of any kind made to his in connection with this Agreement except those expressly set forth in this Agreement. No amendment of this Agreement shall be binding unless made in writing and duly executed by all Parties to be bound thereby.

         9.3 Parties Bound by Agreement. The terms, conditions and obligations
             --------------------------
of this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns and Employee and his heirs and assigns. Without the prior written consent of the other party, no party hereto may assign such party's rights, duties or obligations hereunder or any part thereof to any other person or entity; provided, however, that this Agreement will automatically inure to the benefit of any successor to Company and to the heirs of Employee.

         9.4 Headings. The headings of the Sections of this Agreement are
             --------
inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         9.5 Modification and Waiver. Any of the terms or conditions of this
             -----------------------
Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or will constitute a waiver of any other provisions hereof.

         9.6 Governing Law. This Agreement shall be construed in accordance with
             -------------
and governed by the laws of the State of Georgia.

         9.7 Acknowledgment. Employee expressly states that he has carefully
             --------------
read this Agreement and agrees and acknowledges that he is knowingly and voluntarily releasing Company from any possible claim that he may have, including any claim relating to his employment with Company or the termination of such employment.

         IN WITNESS WHEREOF, the undersigned have set their hands on the dates indicated.

                                           [Company]

Dated: __________________                   By: ________________________________
                                            Title: _____________________________



Dated: __________________                   ___________________________________
                                            Employee